UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 26, 2008 (June 26, 2008)
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Arbor Realty Trust, Inc.
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(Exact name of registrant as specified in its charter)

Maryland	001-32136	20-0057959
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

333 Earle Ovington Boulevard, Suite 900 Uniondale, New York 11553
____________________________________________________
(Address of principal executive offices) (Zip Code)

(516) 832-8002
____________________________________________________
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Arbor Realty Trust, Inc.
Current Report on Form 8-K

Item 8.01 Other Events.

On June 26, 2008, AR Prime Holdings LLC (“AR Prime”), an entity of which Arbor Realty Trust, Inc. (the “Company”) owns two thirds of the membership interests, entered into a contribution agreement pursuant to which it agreed to transfer its interest in Prime Outlets Acquisition Company LLC (“POAC”), in exchange for preferred and common operating partnership units of Lightstone Value Plus REIT L.P., the operating partnership of Lightstone Value Plus Real Estate Investment Trust, Inc. The preferred operating partnership units will be entitled to a return of approximately 4.6% per annum. Pursuant to the contribution agreement, the deadline for the consummation of the exchange transaction is June 26, 2009.

Through its interest in AR Prime, the Company will transfer 16.67% of its 24.17% interest in POAC, valued at approximately $37 million, pursuant to the contribution transaction. Upon the closing of the contribution transaction, the Company will retain a 7.5% interest in POAC.

Concurrently with the execution of the contribution agreement, Lightstone Value Plus Real Estate Investment Trust, Inc. made a loan to AR Prime, of which the Company’s allocable portion is $33 million. This loan has an eight-year term and bears interest at 4.0% per annum. The loan is initially secured by the AR Prime’s interest in POAC. Upon the closing of the contribution transaction, the loan will be secured by AR Prime’s preferred and common operating partnership units in Lightstone Value Plus REIT L.P. Lightstone Value Plus REIT L.P. may redeem these preferred operating partnership units for cash at any time after the fifth anniversary of the execution of the contribution agreement. In that event, the loan to AR Prime would become due and payable. The Company intends to use the net proceeds from this loan to pay down a portion of its outstanding indebtedness, fund future investments and for general corporate purposes.

A related tax agreement provides for deferral of taxes on the transaction for an estimated period of five years, subject to certain carve out provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

Dated: June 26, 2008	By:	/s/ Paul Elenio
Name: Paul Elenio
Title: Chief Financial Officer